EXHIBIT 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	ALBERT H. ECKERT, II PRESIDENT AND CEO PHONE: (412) 734-2700

FIRST BELL BANCORP, INC., ANNOUNCES

SECOND QUARTER 2003 EARNINGS

Wilmington, Delaware, July 17, 2003 – First Bell Bancorp, Inc. (NASDAQ – “FBBC”) today reported net income of $3.1 million or $0.75 per diluted share for the six months ended June 30, 2003, in comparison to $4.5 million or $1.05 per diluted share for the six months ended June 30, 2002. Net income for the six month period ended June 30, 2003 includes expenses related to the pending merger with Northwest Bancorp, Inc. of $256,000, net of tax, or $0.06 per diluted share. Net income for the six-month periods ended June 30, 2003 and 2002 include gains on the sale of investment securities, net of taxes, of $6,000 and $438,000, respectively. These gains did not have an effect on the earnings per share calculation for 2003 and represented $0.10 per diluted share for the 2002 period. For the quarter ended June 30, 2003, net income was $1.3 million or $0.32 per diluted share compared to $2.5 million or $0.59 per diluted share for the same quarter of the prior year. Expenses incurred during the second quarter of 2003 related to the pending merger, net of taxes, were $170,000 or $0.04 per share.

Total consolidated assets were $923.1 million at June 30, 2003 in comparison to $892.9 million at December 31, 2002. Total consolidated stockholders’ equity increased to $80.4 million as of the current quarter end date. Book value per share increased to $17.72 per share from the year-end amount of $16.25.

Total non-performing assets were $1.1 million or 0.12% of total assets as of June 30, 2003 in comparison to $1.8 million or 0.20% of total assets as of December 31, 2002. The reserve for loan losses was $925,000 representing 81.2% of non-performing assets as of the end of the current quarter.

Additional information on First Bell Bancorp, Inc. and its subsidiary, Bell Federal Savings and Loan Association of Bellevue can be found on the world wide web at www.bellfederalsavings.com.

FIRST BELL BANCORP, INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

(in thousands except per share amounts)

	THREE MONTHS ENDED JUNE 30, 2003	THREE MONTHS ENDED JUNE 30, 2002	SIX MONTHS ENDED JUNE 30, 2003	SIX MONTHS ENDED JUNE 30, 2002
Interest and dividend income:
Conventional mortgage loans	$4,447	$7,060	$9,772	$14,564
Interest-bearing deposits	108	162	215	314
Mortgage-backed securities	1,735	654	3,448	1,254
Federal funds sold	41	23	82	50
Investment securities	3,071	3,215	6,047	6,160
Federal Home Loan Bank stock	70	85	169	200

Total interest income	9,472	11,199	19,733	22,542
Interest expense:
Interest expense on deposits	4,242	5,072	8,699	10,590
Interest expense on borrowings	3,106	3,042	6,190	6,064

Total interest expense	7,348	8,114	14,889	16,654
Net interest income	2,124	3,085	4,844	5,888
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	2,124	3,085	4,844	5,888
Other income:
Loan fees and service charges	357	257	712	558
Gains on sale of investments	7	663	9	663
Other income	258	270	516	532

Total other income	622	1,190	1,237	1,753
General and administrative expenses:
Compensation, payroll taxes and fringe benefits	827	689	1,752	1,274
Office occupancy expense	215	244	454	466
Computer services	107	80	194	162
Other expenses	481	335	855	665

Total general and administrative expenses	1,630	1,348	3,255	2,567
Net income before taxes	1,116	2,927	2,826	5,074
Provision for income taxes:
Current:
Federal	214	697	513	881
State	27	144	108	251
Deferred (credit)	(438)	(407)	(900)	(526)

Total provision for income taxes	(197)	434	(279)	606
Net income	$1,313	$2,493	$3,105	$4,468

Basic earnings per share	$0.33	$0.61	$0.79	$1.08

Diluted earnings per share	$0.32	$0.59	$0.75	$1.05

Weighted average shares outstanding-Basic	3,939	4,122	3,935	4,132

Weighted average shares outstanding-Diluted	4,152	4,256	4,137	4,253

FIRST BELL BANCORP, INC.

SELECTED BALANCES AND FINANCIAL RATIOS

(unaudited)

(in thousands except per share amounts)

AVERAGE BALANCES	THREE MONTHS ENDED JUNE 30, 2003	THREE MONTHS ENDED JUNE 30, 2002	SIX MONTHS ENDED JUNE 30, 2003	SIX MONTHS ENDED JUNE 30, 2002
Loans, Net	272,107	409,714	293,513	417,856
Mortgage-Backed Securities	221,173	71,768	197,897	65,193
Other Investment Securities	307,018	294,327	303,656	288,760
Other Earning Assets	71,317	62,799	70,433	53,644
Total Earning Assets	871,615	838,608	865,499	825,453
Total Assets	912,844	868,606	905,217	865,792
Total Deposits	603,686	569,056	596,965	566,838
Borrowings	220,486	212,570	221,111	212,993
Advances by Borrower for Taxes and Insurance	7,414	13,041	7,697	12,117
Total Interest-Bearing Liabilities	831,586	794,667	825,773	791,948
Total Stockholders’ Equity	76,657	72,760	75,600	70,818

PERIOD END BALANCES AND RATIOS	AS OF JUNE 30, 2003	AS OF JUNE 30, 2002
Loans, Net	250,768	404,190
Reserve for Loan Losses	925	925
Mortgage-Backed Securities	234,247	72,021
Total Assets	923,103	871,926
Total Stockholders’ Equity	80,372	73,042
Deposits	609,419	568,634
Borrowings	219,250	211,750
Shares Outstanding	4,536	4,774
FTE Staff	52	53
Non-Accrual Loans	1,141	1,373
Other Real Estate Owned	0	0
Nonperforming Assets	1,141	1,373
Book Value Per Share	$17.72	$15.30
Period Ending Share Price	$25.94	$17.15
Nonperforming assets to total assets	0.12%	0.16%
Nonperforming loans to total loans	0.46%	0.34%
Allowance for possible loan losses to total loans	0.37%	0.23%
Allowance for possible loan losses to nonperforming assets	0.81x	0.67x
Number of:
Depositor accounts	49,533	53,007
Full-service customer service facilities	7	7

OTHER SELECTED RATIOS	THREE MONTHS ENDED JUNE 30, 2003	THREE MONTHS ENDED JUNE 30, 2002	SIX MONTHS ENDED JUNE 30, 2003	SIX MONTHS ENDED JUNE 30, 2002
Diluted Earnings Per Share	$0.32	$0.59	$0.75	$1.05
Return on average equity (1)	6.85%	13.71%	8.21%	12.62%
Return on average assets (1)	0.58%	1.15%	0.69%	1.03%
Net yield on average interest earning assets (1)	0.97%	1.47%	1.12%	1.43%
Other expenses to average assets (1)	0.71%	0.62%	0.72%	0.59%
Net interest income to other expenses	1.30x	2.29x	1.49x	2.29x
Average shareholders’ equity to avg. total assets	8.40%	8.38%	8.35%	8.18%
Average interest earning assets to average interest bearing liabilities	1.05x	1.06x	1.05x	1.04x
Efficiency ratio	59.36%	31.53%	53.53%	33.60%
Dividend payout ratio	41.36%	19.90%	35.01%	22.20%

(1)	annualized rates